Exhibit 10.1

SECOND AMENDMENT TO

CEO EMPLOYMENT AGREEMENT

BETWEEN

U.S. PREMIUM BEEF, LLC

AND

STEVEN D. HUNT

EMPLOYMENT YEARS 2010 - 2015

Steven D. Hunt (“CEO”) and U.S. Premium Beef, LLC (“USPB”) are entering this agreement to amend the CEO Employment Agreement Between U.S. Premium Beef, LLC and Steven D. Hunt, Employment Years 2010 - 2015 (the “Employment Agreement”); this agreement to amend referred to as the “Second Amendment” as follows:

1.                                      Waiver of Renegotiation Due to Change in Business.  Section 3(j) of the Employment Agreement is amended by adding a new paragraph at the end of Section 3(j):

Notwithstanding the other provisions of this Section 3(j), CEO and USPB agree that upon the closing of the transaction in the Membership Interest Purchase Agreement Among Leucadia National Corporation, National Beef Packing Company, LLC, U.S. Premium Beef, LLC and others (the “LUK Closing Date”) until the Expiration Date of the Employment Agreement (August 29, 2015), that both USPB and CEO agree to waive the right to renegotiate the terms and conditions of Section 3 of the Employment Agreement due to a change in business as provided in this Section 3(j) of the Employment Agreement.

2.                                      Compensation Upon Termination.  Section 5(d) of the Employment Agreement shall be amended to read with the strikeouts deleted and the new language inserted as follows:

(d)                               Noncompetition Compensation.  In the event that CEO’s employment is terminated (including by expiration of this Agreement), other than by death or permanent disability under Section 4(a) or Section 4(b) or for cause under Sections 4(c)(4) or 4(c)(5), and CEO is not employed by USPB or one of the USPB Entities (defined in Section 7(a)) (the “USPB Non-Employment”); or CEO’s employment is terminated, including by expiration of this Agreement, and other than by death or permanent disability under Section 4(a) or 4(b) and CEO is not employed by USPB, National Beef Packing Company, LLC, or a subsidiary of either USPB or National Beef Packing Company, LLC (the “National Non-Employment”), then USPB shall provide noncompetition compensation for: (1) each of the eighteen (18) months first following the termination of employment of CEO with USPB(“USPB Noncompetition Payments”), provided USPB may terminate ~~noncompetition compensation~~ the USPB Noncompetition Payments prior to the end of the eighteen month period if the Board of Directors determines the CEO violated the noncompetition restriction in Section 6(a) or any of the remaining obligations under Section 6; and (2) USPB shall pay noncompetition compensation for each of the months for the period of National Non-Employment starting after USPB Non-Employment until ten years after the LUK Closing Date (“National Noncompetition Payments”), provided that USPB may terminate the National Noncompetition Payments if, National determines and USPB approves, that CEO has violated CEO’s noncompetition agreement with National Beef Packing Company, LLC (attached as Exhibit A to this Agreement).  The period in which noncompetition compensation is provided, from start to expiration or earlier termination for both of the USPB Noncompetition Payments and National Noncompetition Payments, is the “Noncompetition Period.”  Noncompetition compensation shall be paid during the Noncompetition Period as follows:

(1)                                  Monthly Payments.  USPB shall pay CEO an additional month’s salary in an amount equal to the annual Base Salary that would be paid to CEO under this Agreement if CEO was employed or CEO’s Base Salary at the time of termination, whichever is greater, divided by twelve (12), which payments shall be paid at normal salary payment intervals in effect for USPB’s management personnel at the date of termination; and

(2)                                  Group Benefits.  USPB shall also provide to CEO the benefits provided to other employees of USPB such as group medical, life, disability, and accidental death and dismemberment insurance, but excluding paid vacations, personal and sick days, allowances, telecommunications equipment or services, expense reimbursement (except on prior written approval), or 401K contributions, subject to any necessary consent of applicable insurers.  If the consent of the applicable insurers is not received within 30 days or in the event any applicable law or any benefit plan referred to in Section 3(g) prohibits or otherwise precludes the provision of the benefits to CEO, the cash value of the current premiums will be distributed to CEO in equal monthly payments during the Noncompetition Period. The value of any prohibited or precluded benefits shall be equal to the sum of the amount of premium, payment, or contribution that USPB would have made on behalf of the CEO for the benefits during the Noncompetition Period.

3.                                      Term of Agreement.  Section 1(b) of the Employment Agreement is amended to read:

(b)                               Term of Agreement.  Employment under this Agreement starts on September 1, 2009 and continues until the Expiration Date or the Termination Date, whichever is earlier.  This Agreement is effective September 1, 2009 and continues until the payments under this Agreement have been made and the obligations have been discharged or fulfilled.  For clarity: CEO’s employment terminates on the Expiration Date or the Termination Date, whichever is earlier; the compensation provisions under Section 3(a) through Section 3(e) terminate when the compensation has been paid; CEO’s rights to exercise phantom units and purchase phantom units under Section 3(f) continue for 18 months after the Expiration Date or Termination Date, whichever is earlier, and if not exercised or purchased by that time, those rights are then terminated; Section 5 continues until the payments under that section have been made which include payments under Section 5(~~b~~d) continuing for 18 months after termination of CEO’s employment with USPB for USPB Noncompetition Payments and until ten years after the LUK Closing Date for National Noncompetition Payments; Section 6(a) continues until 18 months after termination of CEO’s employment with USPB; Sections 6(b) through Section 6(e), Section 7 and Section 8 survive termination of this Agreement.

4.                                      Amended and Restated CEO Employment Agreement.  USPB shall have an amended and restated CEO Employment Agreement prepared and executed reflecting the changes in this Second Amendment.

APPROVED:

U.S. Premium Beef, LLC

By	/s/ Mark R. Gardiner
Mark R. Gardiner, Chair

CEO

By	/s/ Steven D. Hunt
Steven D. Hunt